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                                                              EXHIBIT (d)(3)
            FORM OF ADDENDUM TO THE PORTFOLIO MANAGEMENT AGREEMENT

     The Portfolio Management Agreement ("Agreement") made the 1st day of May, 1998, between Pacific Life Insurance Company ("Pacific Life"), a life insurance company domiciled in California, Goldman Sachs Asset Management, a separate operating division of Goldman Sachs & Co. ("Goldman Sachs", "Portfolio Manager"), a partnership organized and existing under the laws of the State of New York, and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, is hereby amended as set forth in this Addendum to the Portfolio Management Agreement, which is dated as of January 28, 2000.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company; and

     WHEREAS, the Fund will offer shares in the I-Net Tollkeeper Portfolio, effective May 1, 2000,

     NOW THEREFORE, in consideration of the mutual premises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

          1. The Fee Schedule of the Agreement is amended to read as follows:


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                               PACIFIC SELECT FUND
                                  FEE SCHEDULE
                         GOLDMAN SACHS ASSET MANAGEMENT



Portfolios:  Equity and I-Net Tollkeeper Portfolios

Fee:

The Adviser will pay to the Portfolio Manager a monthly fee based on the average daily net assets of the pertinent Portfolio at the following annual rate:

Equity Portfolio:  .35% of the first $100 million
                   .30% on the next $100 million
                   .25% on the next $800 million
                   .20% on excess

I-Net Tollkeeper
Portfolio:         .95% of the first $1 billion
                   .90% on excess

These fees for services shall be prorated for any portion of a year in which the Agreement is not effective.

However, the rate or rates shown above will be reduced if the Portfolio Manager is paid lower fees by another portfolio advised or sub-advised by the Portfolio Manager or any of its affiliates where such other portfolio underlies variable annuity and/or variable life insurance contracts and has comparable investment policies to the Equity or I-Net Tollkeeper Portfolios. The fee or fees set forth above shall be automatically reduced so that the fee or fees paid to Portfolio Manager for services under this Agreement are at a rate equal to the most favorable rate paid to Portfolio Manager or any of its affiliates by such portfolio or portfolios.


This Addendum shall take effect on May 1, 2000.

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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first indicated above.


                                  PACIFIC LIFE INSURANCE COMPANY


Attest:_____________________      By:_______________________
Title:                            Title:


                                  GOLDMAN SACHS ASSET MANAGEMENT,
                                  A DIVISION OF GOLDMAN SACHS &
                                  COMPANY



Attest:_____________________      By:_______________________
Title:                            Title:



                                  PACIFIC SELECT FUND


Attest:_____________________      By:_______________________
Title:                            Title:

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